MasterCraft Boat Holdings, Inc.

Brad Nelson

1120 Chippewa Dr. NW

Rochester, MN 55901

Dear Brad,

I am very pleased to offer you the position of Chief Executive Officer of MasterCraft Boat Holdings Company, Inc. (the “Company”), effective March 18, 2024.

The terms are as follows:

Job Title:	Chief Executive Officer
Salary:	Your base salary will be $645,000.00 per annum, payable in accordance with the customary payroll practices of the Company, subject to any mandatory federal or state withholdings.
STIP:

You are eligible to receive a cash bonus with a target award equal to 100% of your base salary in accordance with the terms of the Company’s Short-Term Incentive Plan (“STIP”) adopted by the Board, from time to time, based upon annual performance targets established by the Board (or the Compensation Committee thereof) in connection with the STIP. For the Company’s fiscal year ended June 30, 2024 (“Fiscal 2024”), your STIP bonus will be awarded on a pro-rata basis for the period of time you are employed as the Company’s Chief Executive Officer.

LTIP:

You are eligible to be covered by the Company’s Long-Term Incentive Plan (“LTIP”), with a target award equal to 190% of your base salary in stock-based compensation. The vesting and granting of any form of stock-based compensation will be in accordance with the terms of the LTIP as determined by the Board (or the Compensation Committee thereof) in its sole discretion. The Board will have the authority to adopt, modify, or change the terms of any LTIP from time to time in the Board’s sole discretion. Other than your sign-on bonus, your first LTIP award will be for the fiscal year ending June 30, 2025.

Sign-on Bonus:

You will receive a one-time grant of restricted stock (“RSAs”) under the LTIP with a fair market value on the date of grant equal to $1,000,000. The RSAs will vest in three equal installments on first, second and third anniversaries of the grant date, subject to your continued employment with the Company through each vesting date.

Severance/Change in Control:

In the event (i) your employment with the Company is terminated, without Cause, or (ii) you no longer serve as Chief Executive Officer within one year following a Change in Control (as defined in the Company’s 2015 Incentive Award Plan), you will be entitled to a one-time payment in an amount equal to your then current base salary plus your annual STIP award (at target), subject to your execution of a customary general waiver and release of claims against the Company. You will also be subject to customary two-year non-complete and non-solicitation obligations following your employment with the Company.

Relocation/Temporary Housing:

The Company will reimburse you for up to $150,000 of relocation expenses (less all required taxes and withholding) within the first 18 months of your start date. In addition, the Company will reimburse you for temporary housing for up to 16 weeks at reasonable market rates, as well as for your individual commuting costs from your current residence

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to the Company’s principal executive offices, up to the date of your permanent relocation (which shall not exceed 18 months from your start date).
Benefits:

You are eligible to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time, including without limitation, health care, dental, vision, prescription, flexible spending, short-term and long-term disability, life insurance and 401(k) plans, programs and arrangements.

Travel/Expenses:

The Company will reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

Once again, we are very pleased to be making you this offer and look forward to your leadership.

Please confirm acceptance this offer by signing a copy and returning it to me.

Sincerely,

/s/ Rock Lambert

Rock Lambert

Lead Independent Director

Agreed: _/s/ Brad Nelson______________________________ Date: _March 1, 2024______________